EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Third Quarter Financial Results
Revenue Increases 31%, Adjusted EBITDA Increases 65%
Net Income Increases To $0.19 Per Share From $0.01 Per Share Last Year
WebMD Names William Pence Chief Technology Officer
HLTH Indicates its Intent to Propose Transaction to Modify Its 84% Ownership of WebMD
New York, NY (November 7, 2007) — WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended September 30, 2007.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “Our third quarter growth was strong as we continued to consolidate our leadership as the most recognized and utilized brand of health information and better position the company for sustainable growth in the future.”
Financial Summary
Revenue for the third quarter was $87.2 million compared to $66.6 million last year, an increase of 31%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the third quarter increased 65% to $24.1 million or $0.40 per share compared to $14.6 million or $0.25 per share last year. Net income for the third quarter was $11.5 million or $0.19 per share compared to $490,000 or $0.01 per share last year.
As of September 30, 2007, WebMD had approximately $278 million of cash and investments.
Operating Highlights
Online Services segment revenue was $79.6 million for the third quarter compared to $58.9 million last year, an increase of 35%. Advertising and sponsorship revenue increased 36% to $59.1 million. Private portal licensing revenue increased 37% to $20.0 million. Online Services segment Adjusted EBITDA increased 72% to $21.9 million compared to $12.7 million last year.
The WebMD Health Network continued to expand with the average number of unique users reaching 40.8 million per month and total traffic of 863 million page views during the third quarter, increases of 26% and 18%, respectively, from a year ago. Excluding the prior year period’s traffic from AOL (which ceased to be part of The WebMD Health Network earlier this year), the average monthly unique users of the WebMD Health Network increased 35% and page view traffic increased 23%. In the third quarter, 730,000 continuing medical education (CME) programs were completed on the WebMD Health Professional Network, an increase of 50% from the prior year period.

WebMD continued to expand its base of large employers and health plans utilizing its private Health and Benefits portals during the third quarter, bringing total platform customers to 112 from 91 a year ago. The installed base of companies licensing the WebMD private portal platform now includes: GlaxoSmithKline, Blue Cross and Blue Shield of Louisiana and Providence Health Systems. WebMD implemented its health portal platform combined with WebMD Health Coaching for Notre Dame University and Baylor Health Care System.
Publishing and Other Services segment revenue was $7.6 million for the third quarter, a decline of $79,000 compared to last year. The decline in publishing and other revenue was due to the Company’s previous decision to discontinue its offline CME product which contributed $400,000 in revenue last year. Publishing and Other Services segment Adjusted EBITDA was $2.1 million compared to a $1.9 million in the prior year period.
WebMD Names William Pence as EVP and Chief Technology Officer
William Pence, 45, joined WebMD as EVP and Chief Technology Officer on November 1, 2007. Mr. Pence served as Chief Technology Officer and Senior Vice President at Napster since 2000. Prior to Napster, he spent more than a decade at IBM, where he held various technology management positions, as well as oversaw the research and commercialization of technology for IBM product divisions.
“I am very pleased to welcome Bill to the WebMD team. Bill’s expertise in driving corporate strategy, assessing the impact of new technologies, and helping to develop new products and initiatives in dynamic markets will help drive our growth in the future,” said Mr. Gattinella.
Financial Guidance
WebMD’s revenue guidance for the December 2007 quarter is $94 to $98 million. On October 16, 2007, the Company indicated that fourth quarter revenues would be impacted by the timing of the delivery of certain advertising programs being more weighted to 2008 than had been anticipated and the lengthening sales and implementation cycle in the private portal business.
Adjusted EBITDA guidance for the December 2007 quarter is $30.0 to $32.5 million, an increase of 34% to 46% over the prior year, reflecting the lower revenue guidance range offset by the expected higher margin on incremental revenue due to the acceleration of benefits from infrastructure investments and acquisition synergies. Adjusted EBITDA, as a percentage of revenue, is expected to be approximately 32% to 33% compared to 28% in the prior year, an increase of 400 to 500 basis points. Net income guidance for the December 2007 quarter is $15 to $18 million, an increase of approximately 150% to 200% over the prior year.
Financial guidance for 2008 is preliminary and is subject to further refinement as the Company concludes its annual planning process. Preliminary outlook for 2008 is:
Revenue of $420 to $435 million. Revenue guidance assumes the following distribution:
•	Approximately 71% from advertising and sponsorship, with organic revenue growth of approximately 35% over 2007;

•	Approximately 22% from licensing of our private portal products, with organic revenue growth of approximately 20% over 2007; and

•	Approximately 7% from publishing and content syndication revenues, an increase of approximately 5% over 2007.
Adjusted EBITDA for 2008 is expected to be $120 to $130 million, an increase of 47% to 54% over anticipated 2007 results. Adjusted EBITDA as a percentage of revenue is expected to be approximately 30% in 2008, an increase of approximately 500 basis points compared to 2007. Adjusted EBITDA is expected to be $1.94 to $2.10 per share for 2008. Net income for 2008 is expected to be $44 million to $53 million, or $0.71 to $0.85 per share, an increase of 34% to 49% over anticipated 2007 results.

A schedule outlining WebMD’s updated financial guidance is attached to this press release.
HLTH Indicates its Intent to Propose Transaction to Modify Its 84% Ownership of WebMD
On November 7, 2007, HLTH Corporation, which owns approximately 84% of the outstanding Common Stock of WebMD, provided an update on its preparations for proposing a transaction that would allow HLTH’s stockholders to participate more directly in the ownership of WebMD stock. In that regard, the WebMD Board of Directors has formed a special committee, consisting of certain non-management members of WebMD’s Board who do not serve on HLTH’s Board of Directors, to evaluate and negotiate any potential transaction with HLTH. The Special Committee has retained independent financial advisors and legal counsel. There can be no assurance that any such transaction will be agreed upon or ultimately consummated.
HLTH indicated that the potential transaction it is planning to propose to the Special Committee would involve the merger of HLTH into WebMD for a combination of cash and WebMD Common Stock. HLTH expects the merger consideration to reflect, among other factors, an evaluation of the realizable values of the assets and liabilities of HLTH, other than its ownership of WebMD. HLTH expects that WebMD shares would constitute up to 50% of the merger consideration and their receipt would be tax free to HLTH shareholders. HLTH expects that the cash necessary to consummate the transaction would come from cash and cash equivalents on hand and from the proceeds of the sales by HLTH of its ViPS and Porex subsidiaries and its 48% interest in EBS Master LLC. HLTH has received unsolicited, preliminary, indications of interest for each of these assets and intends to explore potential sales transactions. However, there can be no assurance that such exploration will result in any definitive agreement or transaction.
WebMD stockholders, other than HLTH, would continue to own their shares of WebMD Class A Common Stock following the potential transaction, but would no longer be minority stockholders of a controlled company and the shares of WebMD Class B Common Stock currently owned by HLTH would be retired. In addition, as a result of the transaction, the WebMD public float would be dramatically increased. HLTH anticipates that the total number of outstanding shares of WebMD Common Stock would be reduced in the transaction.
Analyst and Investor Conference Call
As previously announced, WebMD and its parent company, HLTH Corporation, will hold a conference call with investors and analysts to discuss their respective third quarter results at 4:45 pm (EST) on November 7, 2007. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (NASDAQ: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue; and planning for a potential transaction (the “Potential Transaction”) that could allow HLTH Corporation’s stockholders to have a more direct investment in WebMD Health Corp. These statements speak only as of the date of this Current Report and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; length of sales and implementation cycles for our products and services; our relationships with customers and strategic partners; difficulties in integrating acquired businesses; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. In addition, there can be no assurances regarding whether HLTH and WebMD will proceed with the Potential Transaction or any other transaction relating to HLTH’s ownership interest in WebMD or as to the timing or terms of any such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.